Exhibit 10.3

SEVERANCE AGREEMENT

    This Severance Agreement (the “Agreement”) by and between Cardlytics, Inc. (the “Company”), and Karim Temsamani (“You” or “Your”) (collectively, the “Parties”), is entered into and effective as of September 1, 2022 (the “Effective Date”).
    WHEREAS, the Company and You have agreed to certain payment obligations upon termination of Your employment Without Cause (as defined below) or Your resignation for Good Reason (as defined below) under certain conditions set forth below, and the Parties desire to express the terms and conditions in this Agreement.
    NOW, THEREFORE, in consideration of the Company’s agreement to employ or continue to employ You and in further consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed:
1.Termination of Offer Letter/Other Agreements. The Parties acknowledge and agree that, effective as of the Effective Date, any and all provisions or clauses relating to Your severance or separation pay or equity vesting acceleration included in offer letters, agreements, or policies between You and the Company (except for the provisions relating to the Termination RSUs and acceleration of your New Hire RSUs set forth in Your offer letter with the Company entered into concurrently herewith, which shall remain in full force and effect (the “Offer Letter Provisions”)) shall be terminated in their entirety. You release and discharge the Company from any and all claims or liability, whether known or unknown, arising out of or relating to any such provisions between You and the Company.
2.At-Will Employment. This Agreement does not create a contract of employment. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause, and for any other reason, with or without notice. This Agreement does not alter the at-will employment relationship between You and the Company, but instead sets forth certain payments and benefits for which You may be eligible as a result of the termination of Your employment under the certain circumstances as described below.
3.Termination. As an at-will employee, Your employment may be terminated at any time, and for any or no reason, including any of the following events:
(a)Mutual written agreement between You and the Company at any time;
(b)Your election to terminate Your employment with or without Good Reason (as defined below);
(c)The Company’s election to terminate Your employment with or without Cause (as defined below);
(d)Your death;
(e)Your Disability. For the purposes of this Agreement, termination based on “Disability” shall mean termination resulting from a physical or mental condition that prevents You from performing the essential functions of Your position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This provision shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.
4.Effect of Termination.
(f)Accrued Obligations. In the event of a termination of Your employment for any reason, the Company will provide you with the following “Accrued Obligations”: (i) Your accrued but unpaid salary and any earned but unpaid Quarterly Bonuses (is the portion of Your variable pay paid, if at all, for quarterly performance) or Annual Bonus through the date of termination and, if required by applicable law or the Company’s applicable policy as of the time of termination, any accrued but unused vacation through the date of termination; (ii) any unreimbursed business expenses incurred by You payable in accordance with the Company’s standard expense reimbursement policies; and (iii) benefits owed to You under any qualified retirement plan or health and welfare benefit plan, in which You were a participant, in accordance with applicable law and the provisions of such plan.
(g)The Company’s termination of Your employment Without Cause or Your resignation for Good Reason.
(i)Without Cause means any termination by the Company which is not for Cause, Death or Disability. “Cause” shall mean a termination by the Company because of any one of the following events, regardless of whether the evidence used to support a for Cause termination is acquired before or after the date: (i) Your breach of any agreement with the Company; (ii) Your breach of Your fiduciary duty to the Company; (iii) any act or omission by You which injures, or is likely to injure, the Company, or the business reputation of the Company; (iv) Your dishonesty, fraud, negligence, or misconduct in connection with Your responsibilities as an employee of the Company ; (v) Your failure to (1) satisfactorily perform Your duties under this Agreement, (2) follow the lawful direction of the Board, and in the case of both (1) and (2) after there has been delivered to you a written demand for performance from the Board which describes the basis for its belief that you have not satisfactorily performed Your duties or failed to follow direction, (3) abide by any written Company policy or the Company’s code of conduct that has been made available to you prior to such breach that has or could reasonably be expected to have a detrimental effect on the Company’s reputation or business, or (4) abide by laws applicable to You in Your capacity as an employee, executive or officer of the Company that has or could reasonably be expected to have a detrimental effect on the Company’s reputation or business; or (vi) Your arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to a felony or a crime involving moral turpitude.

_________ 9777098(GA)
Employee’s Initials

(ii)“Good Reason” shall exist if (i) the Company, without Your written consent, (a) materially reduces Your then current authority, duties, or responsibilities, (b) materially (greater than 10%) reduces Your then current base salary, (c) commits a material breach of any agreement with You, or (d) changes by a distance of more than 50 miles the geographic location at which You must perform services for the Company; (ii) You provide written notice to the Company of any such action within ninety (90) days of the date on which such action first occurs and provide the Company with thirty (30) days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) You resign within thirty (30) days of the expiration of the Cure Period.  Good Reason shall not include any isolated, insubstantial, or inadvertent action that is not taken in bad faith and is remedied by the Company within the Cure Period.
(iii)If your termination by the Company Without Cause or Your resignation for Good Reason is also a “Separation from Service” pursuant to Section 409A of the Internal Revenue Code of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), then following Your separation from service, the Company will pay or provide You the following: (i) a separation payment equal to twelve (12) months of Your then current base salary, minus all applicable withholdings, including taxes and Social Security (the “Separation Payment”), divided and paid over a period of twelve (12) months in accordance with the Company’s normal payroll schedule as of the Effective Date, beginning with the first such date that is at least sixty (60) days after the date of Your separation from service, provided that You have complied with the Conditions (as defined below) as of such date; (ii) a pro-rated portion of Your Annual Bonus (“Annual Bonus” is the portion of Your variable pay paid, if at all, for annual performance) bonus amount paid , if any, that would have been payable to You for such calendar year had You remained employed by the Company for the entire calendar year, calculated by multiplying the bonus by a fraction, the numerator of which is the number of days in the calendar year of Your termination that precede the date of Your termination, and the denominator of which is 365, all as determined in the sole and absolute discretion of the Company, subject to all applicable withholdings, and paid on the same date the Company pays all such other bonuses for such calendar year, provided that You have complied with the Conditions (as defined below) as of such date; (iii) subject to (A) Your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for You, (B) Your continued copayment of premiums at the same level and cost to You as if You were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) Your continued compliance with the obligations in this Agreement, provide continued participation by You in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of twelve (12) months at the Company’s expense; provided that You are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that You obtain other employment that offers group health benefits, such payments (but not the ability to continue COBRA coverage at Your sole expense) shall immediately cease when You become eligible to participate in such group health benefit plan; and (iv), if Your termination by the Company Without Cause or Your resignation for Good Reason occurs within three (3) months before a Change in Control (as is defined in the Company’s 2018 Equity Incentive Plan) or within one-year following a Change in Control, then 100% of the then unvested shares subject to Your Company Equity Awards (including Performance Awards) shall immediately accelerate and become exercisable, as applicable. Further, if your Company Equity Awards (including Performance Awards) are not assumed, continued or substituted in connection with a Transaction (as defined in the Plan), then the vesting thereof will accelerate in full immediately prior to the Change in Control. Except as set forth in this subsection, the Company shall have no other obligations to You, including under any provision of this Agreement or any other agreement, Company policy, or otherwise.
For purposes of this Agreement:
“Company Equity Awards” means all stock-based awards granted to the you from and after Your employment start date, including but not limited to stock options, stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.
“Performance Awards” means equity awards that would otherwise vest only upon satisfaction of performance criteria.
(iv)the Company’s obligation to pay or provide the benefits to You as set forth in 4(b)(iii) above shall be conditioned upon the following: (i) Your execution of a Separation Agreement that includes a general release of claims in a form prepared by the Company, which has become irrevocable within the sixty (60) day period after Your separation (the “Separation Agreement”); and (ii) Your compliance with the Separation Agreement, including any provisions related to return of property, confidentiality and mutual non-disparagement and your compliance with all post-termination obligations to the Company to which You may be subject, including, but not limited to, any restrictive covenants (the “Conditions”). If You do not execute the Separation Agreement as set forth above, the Company shall not have any obligation to pay the payments set forth above. The Company’s obligation to pay the payments set forth above shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.
5.Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and/or any amounts that would otherwise be due to You, including under this Agreement, to the extent permitted by law, and except to the extent such amounts constitute “deferred compensation” under Section 409A of the Code.

6.Tax Matters.
(a)Section 409A Compliance. The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued there under (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company, nor their respective managers, members, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by You as a result of the application of Section 409A of the Code. Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement that are includible in Your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Additionally, notwithstanding anything in this Agreement to the contrary, any separation payments under this Agreement, and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Your termination, will not be payable or distributable to You by reason of such circumstance unless the circumstances giving rise to such termination meet any description or definition of Separation from Service in Section 409A of the Code (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant Separation from Service.
In the event that You are a “specified employee” (as described in Section 409A of the Code), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A of the Code and would otherwise be payable upon Your Separation from Service (as described in Section 409A of the Code), then no such payment or benefit shall be made before the date that is six (6) months after Your Separation from Service (or, if earlier, the date of Your death). Any payment or benefit delayed by reason of the prior sentence (the “Delayed Payment”) shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(b)    Parachute Payments. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Your discretion, Your payments and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such payments and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of payments benefits under this Agreement, notwithstanding that all or some portion of such payments benefits may be taxable under Section 4999 of the Code.
7.Entire Agreement. This Agreement, the Offer Letter Provisions and the Employment Covenants Agreement executed by You on ______________, (the “Prior Agreement”)(collectively, the “Agreements”) constitute the entire agreement between the Parties relating to Your severance or separation pay or equity vesting acceleration. The Prior Agreement is incorporated by reference, and any of Your post-termination obligations contained in the Prior Agreement shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Prior Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
8.Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
9.Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s and the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.
10.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of California shall govern this Agreement. If California’s conflict of law rules would apply another state’s laws, the Parties agree that California law shall still govern. Any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in California. The Parties consent to the personal jurisdiction of the state and/or federal courts located in California, and waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Cardlytics, Inc.	Karim Temsamani

/s/ Nick Lynton	/s/ Karim Temsamani

Chief Legal Officer	Chief Executive Officer
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